                                   EXHIBIT 99

                                  PRESS RELEASE


The following is the text of a press release issued by Service Merchandise Company, Inc. on December 15, 1998.


                           SERVICE MERCHANDISE ISSUES
                      SECOND OF THREE HOLIDAY SALES UPDATES

             COMPANY REPORTS DECREASED SALES AND EXERCISES INTEREST
                   GRACE PERIOD ON 9% SUBORDINATED DEBENTURES

NASHVILLE, TENNESSEE (December 15, 1998) - Service Merchandise Company, Inc. (NYSE: SME) today issued its second of three holiday sales updates one day earlier than scheduled. The third update is planned to be issued on December 30th. The update presented in this release covers the period from September 28, 1998 to December 13, 1998.

For this period, which represents the Company's fourth-quarter-to-date reporting period, comp store sales were down on a percentage basis in the mid-teens. Jewelry comps were up in the mid-single-digit range while hardline comps were down in the low twenty-percent range. This year there is one additional shopping day between Thanksgiving and Christmas compared to last year.

Gross margin dollars were down on an absolute basis in the high-single-digit percentage range due to lower overall sales, even though the gross margin rate was up as margin rates increased in hardlines and as the sales mix included a higher percentage of jewelry.

Additionally, Service Merchandise announced today that it has not made the approximately $13.5 million interest payment due December 15, 1998, on its 9% Subordinated Debentures. The related Indenture provides for a thirty-day grace period to pay the interest, and during that period the Company will evaluate available alternatives.

The Company has obtained a waiver to its credit agreement from its bank group waiving any cross default under the credit agreement with respect to the failure to make the December 15, 1998 interest payment. The waiver expires in 30 days. The Company expects internally generated cash flow to be its primary source of liquidity to fund its operations through the end of the year and is exploring alternatives to fund its operations in 1999.

Service Merchandise fine jewelry, gift and home stores offer selections of name brand products and value pricing. The Brentwood, Tenn.-based company employs approximately 25,000 associates and operates 359 stores in 34 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company's liquidity, capital resources and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, continuing availability of trade credit; terms with vendors and floor planning arrangements; the Company's use of substantial financial leverage and the potential impact of such leverage on the Company's ability to execute its operating strategies; to withstand significant economic downturns and to repay its indebtedness; the Company's ability to fund, and its success in implementing plans regarding the Company's alternative store formats; the ability to fund and execute a strategic repositioning of the Company; competitive pressures from other retailers, including specialized retailers and discount stores which may affect the nature and viability of the Company's business strategy; trends in the economy as a whole, which may affect consumer confidence and consumer demand for the types of goods sold by the Company; availability, costs and terms of financing, including the risk of rising interest rates; the ability to maintain gross profit margins; the seasonal nature of the Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability of the Company to attract and retain customers by executing the Company's remerchandising strategy and improving customer service; costs associated with the shipping, handling and control of inventory and the Company's ability to optimize its supply chain; potential adverse publicity; availability and cost of management and labor employed; real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store and the ability to effect conversions to new technological systems, including becoming year 2000 compliant.

This report includes, and other reports and statements issued on behalf of the Company, may include certain forward-looking statements in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the factors identified above. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.